Exhibit 99.1

Former Alcon Executive With Significant Experience in Ophthalmic Drug Development to Oversee NovaBay's Program for Viral Conjunctivitis (Pink Eye)

EMERYVILLE, Calif., Oct. 4, 2011 (GLOBE NEWSWIRE) -- NovaBay® Pharmaceuticals, Inc. (NYSE Amex:NBY), a clinical-stage biotechnology company developing its first-in-class, anti-infective Aganocide® compounds for the local, non-systemic, treatment and prevention of infections including those caused by antibiotic-resistant pathogens, has named David W. Stroman, Ph.D., as Senior Vice President, Ophthalmic Drug Development. Dr. Stroman will be reporting directly to Ron Najafi, CEO of NovaBay.

Focused on anti-infective drug development, Dr. Stroman comes to NovaBay Pharmaceuticals with over four decades of experience in the medical products industry. Prior to his arrival at NovaBay, he worked for 21 years at Alcon, most recently as Therapeutic Unit Head for Anti-Infectives. Dr. Stroman joined Alcon in 1990 to create and lead the Anti-Infective program. In addition, beginning in 1995, he led the Clinical Microbiology group. Prior to Alcon, he served for 9 years with the Infectious Disease Research Unit of The Upjohn Company, and 10 years in the biotechnology industry leading Phillips Petroleum Company's biotechnology program and its joint ventures with The Salk Institute, Bissendorf Peptide, GmbH, and Baylor College of Medicine.

Dr. Stroman stated: "During my twenty plus year career at Alcon, my responsibilities included evaluating anti-infective compounds for their potential to treat ocular infections. I saw NovaBay's NVC-422, with its unique mechanism of action, as a very promising compound with the potential to address major unmet needs in ophthalmology markets. From 2006 through 2011, I oversaw the preclinical studies and evaluation, Phase 1 and Phase 2 clinical trials of NVC-422 for adenoviral conjunctivitis and believe there is real value in the positive results we found in patients suffering from the most sight-threatening form of adenoviral conjunctivitis, known as epidemic keratoconjunctivitis, or EKC. EKC is one of the world's largest unmet medical needs in ophthalmic infections. Our next step is to confirm the previous positive clinical and microbiological efficacy results in the treatment of EKC with an optimized clinical trial design. I look forward to leading NovaBay's ophthalmic program and working with the management team as the company moves ahead with this development program."

Ron Najafi, Ph.D., Chief Executive Officer of NovaBay, stated: "Dave brings a tremendous amount of experience to NovaBay and we are very fortunate to have him serve as our new Head of Ophthalmic Drug Development. He has had a long track record of bringing ophthalmology drugs through FDA approval, and specifically working with our Aganocide compound NVC-422. Working with Dave was one of the high points of our recently concluded collaboration with Alcon, and we are honored that he has agreed to join our team."

About NovaBay Pharmaceuticals, Inc.

NovaBay Pharmaceuticals is a clinical-stage biotechnology company focused on developing its proprietary and patented Aganocide compounds. These are novel, synthetic anti-infectives with activity against bacteria, fungi and viruses, and are being developed to treat and prevent a wide range of local, non-systemic infections with a low likelihood of developing bacterial resistance.

NovaBay is focusing its technology on four distinct therapeutic areas: dermatology, ophthalmology, urology and hospital infections. In dermatology, the focus is on developing an NVC-422 gel formulation for the highly contagious skin infection of impetigo. NovaBay has the advantage of being partnered with Galderma, the leading dermatology company in the world. In ophthalmology, the goal is to develop an eye drop for viral conjunctivitis. In urology, NovaBay aims to reduce the incidence of urinary catheter blockage and encrustation (UCBE) and the potential for urinary tract infections with an irrigation solution containing NVC-422. In hospital infection, NovaBay is targeting the six-million-patient market of chronic non-healing wounds, such as pressure, venous stasis and diabetic ulcers with its proprietary anti-infective solution, NeutroPhase(R), which has received two 510(k) clearances from the Food and Drug Administration. For additional information, visit www.novabaypharma.com.

Cautionary Information Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based upon NovaBay's current expectations, assumptions, estimates, projections and beliefs. These forward-looking statements include, but not limited to, NovaBay's plans and expectations regarding future clinical trials, potential of NVC-422 to address major unmet needs in ophthalmology markets, the potential to develop a treatment for the sight-threatening form of adenoviral conjunctivitis, known as epidemic keratoconjunctivitis, or EKC as well as other statements that relate to future events or results. The forward- looking statements reflect the views of the management of NovaBay as of the date of this press release and are based on assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that might cause to such differences include, but are not limited to: the risk of unexpected delays in the regulatory process may delay the commencement or completion of clinical trials; inherent risks and uncertainties relating to difficulties or delays in conducting clinical trials; the inherent uncertainty of patent protection for the company's intellectual property or trade secrets; the risks that results obtained in animal models may not be obtained in humans and the risk that NovaBay's Aganocide compounds may not prove to be effective in treating EKC. These and other risks relating to the development of Aganocide compounds are detailed in NovaBay's filings with the Securities and Exchange Commission, including in the section entitled "Risk Factors" in Item 1A of Part II of that report, which was filed with the Securities and Exchange Commission on August 10, 2011. The forward-looking statements in this press release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.